Exhibit 99.2

CONTACT:
Monica M. Weed
Information Resources, Inc.
312.474-2597
monica.weed@infores.com

Information Resources, Inc. Litigation Contingent Payment Rights Trust
Announces Recent Developments

      CHICAGO, January 16, 2004 – Information Resources, Inc. Litigation Contingent Payment Rights Trust (Ticker Symbol: OTC BB:IRICR.OB) announced today that on January 15, 2004, a U.S. District Court judge vacated his previous order setting a trial date of September 20, 2004 for Information Resources, Inc.’s antitrust case against ACNielsen (now owned by VNU, N.V.), The Dun & Bradstreet Corp., and IMS International, Inc., in which IRI is seeking damages in excess of $1 billion after trebling.

      The trial was postponed in response to Defendants’ request for more time to complete discovery as a result of the Court’s ruling on April 28, 2003. In that ruling the Court made clear that IRI could claim damages for injuries it suffered in the U.S. market as a result of Defendants’ anticompetitive practices overseas. Such practices have been the subject of proceedings that have resulted in adverse findings against ACNielsen by regulatory authorities in Canada and Europe.

      A conference has been scheduled for March 12, 2004, following the submission of IRI’s expert reports, at which time IRI will request that the trial date be set for no later than January 18, 2005. IRI’s expert in this case is Professor Franklin Fisher, who is one of the nation’s leading experts on antitrust related issues and damages. Fisher is a chaired professor at the Massachusetts Institute of Technology and has testified in several significant antitrust cases. Fisher was the government’s expert in its successful antitrust prosecution of Microsoft. More recently, he served as the plaintiff’s expert witness in the Visa/MasterCard debit card antitrust case. Fisher will report both on Nielsen’s anti-competitive practices and on the amount of IRI’s damages caused by such practices. His report is due to be filed on February 27, 2004.

      Additionally, on January 14, 2004, the Rights Agents responsible for directing and supervising all matters involving IRI’s antitrust case against ACNielsen selected Travis Rhodes of Abrams Capital to join them as an independent fifth Rights Agent.

      Rhodes is an investment analyst at Boston-based Abrams Capital. Prior to joining Abrams Capital, Rhodes was employed by Fidelity Investments as a high-yield and distressed bond analyst. Before joining Fidelity, Rhodes served as a judicial law clerk to a United States District Court Judge, after which he joined the law firm of Ropes & Gray as an attorney. Rhodes received his B.A. in economics from Boston College and his J.D. from Harvard Law School. Abrams Capital owns more than 2.5% of the outstanding Contingent Value Rights (CVRs) which were issued to enable holders to share in the proceeds, if any, from the antitrust lawsuit.

     The Rights Agents structure was designed to ensure IRI and CVR holders have representation regarding the prosecution of the antitrust lawsuit. Rhodes joins the four current Rights Agents, Joseph Durrett and Eileen Kamerick, former IRI Board members, and William Chisholm and Bryan Taylor of Gingko Corporation, the parent company of IRI.

     Additional information about the lawsuit, the Litigation Trust, and the CVRs trading under IRICV.OB can be found in the disclosure materials filed by the Information Resources, Inc. Litigation Contingent Payment Rights Trust with the Securities and Exchange Commission, including the prospectus dated November 3, 2003 relating to the CVRs.

     This document contains certain forward-looking statements about the Trust and/or the ACNielsen lawsuit and the CVRs. When used in this document, the words "anticipates", "may", "can", "believes", "expects", "projects", "intends", "likely", and similar expressions as they relate to the Trust, the ACNielsen lawsuit or the CVRs are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of the Trust including the timing of and any value to be received in connection with the ACNielsen lawsuit and the CVRs. The actual results or performance by the Trust and the actual proceeds (if any) to be received by the Trust in respect of the ACNielsen lawsuit or the CVRs, could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the outcome of the ACNielsen lawsuit or the proceeds to be received in respect of the CVRs.

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